AMENDMENT  AGREEMENT TO THE MEMORANDUM OF UNDERSTANDING DATED OCTOBER 1, 2010

In Athens, today, October 30, 2011, the following contracted interested parties:

A.           The Company with the name and commercial title VioSolar Inc., which is based in Canada and legally represented by Mr. Rick Walchuk, President and CEO of the Company (the so called “first interested party”), and

B.           Mr. Konstantinos Papadias, resident of Tyros, Greece, with identification number 1 905 232 issued by the Police Station of Leonidio, (the so called “second interested party”)

Taking into consideration the following information:

On October 1, 2010 the first interest party and the second interested party entered into a Memorandum of Understanding and Non-Disclosure Agreement in the form appended hereto as  Appendix A (the “Original Agreement”).

The first interest party and the second interested party wish to amend the Original Agreement as follows:

Item 2 of the Original Agreement shall be replaced in its entirety to read:

2.           Initially and throughout a timeframe of twenty-four months from October 30, 2011, the first interested party will examine the potential of this investment which twenty-four months shall be deemed to be the research period.

Item 1  (b) of consideration shall be amended to read:

At end of the research period, the sum of $100,000 Euros payable annually over a period of ten years; and

All other terms and conditions in the Original Agreement shall remain as written.

The 1st interested Party	The Second Interested Party

VioSolar Inc.

/s/ Rick Walchuk	/s/ Konstantinos Papadias
Rick Walchuk	Mr. Konstantinos Papadias
President/ CEO